Exhibit 5.1

                        Squire, Sanders & Dempsey L.L.P.
                             Two Renaissance Square
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004
                            Telephone: (602) 528-4000
                            Facsimile: (602) 253-8129



                                February 17, 2004




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004


Ladies and Gentlemen:

     This firm is counsel for BestNet Communications Corp., a Nevada corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of the following securities: (a) an aggregate of 5,625,311 shares of common stock issuable upon conversion of the Company's 6% convertible promissory notes (the "6% Notes") and 8% convertible promissory notes (the "8% Notes and, together with the 6% Notes, the "Note"); and (b) 250,000 units ("Units") issuable upon conversion of $75,000 in aggregate principal amount of the Company's 10% convertible promissory notes. Each Unit consists of three shares of common stock, par value $.001 per share, a three-year warrant to purchase one share of common stock, and one share of Series A Preferred Stock. The aforementioned securities are the subject of a Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended.

     We also have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such an examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that (i) the shares of common stock issuable upon conversion of the Notes, the Units and the securities underlying the Units that are being registered for resale by certain selling securityholders pursuant to the Registration Statement, and the registration of the issuance and resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the warrants, are duly authorized, and will be, when issued and paid for in the manner described in the Registration Statement and in accordance with the instruments pursuant to which such securities were issued, validly issued, fully paid and non-assessable.

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Securities and Exchange Commission                             February 17, 2004
Page 2


     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.

                                           Respectfully Submitted,

                                           /s/  Squire, Sanders & Dempsey L.L.P.
                                           -------------------------------------
                                                SQUIRE, SANDERS & DEMPSEY L.L.P.